SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 9, 2011

Date of Report (date of earliest event reported)

EVERGREEN SOLAR, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-31687	04-3242254
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

138 Bartlett Street

Marlboro, Massachusetts 01752

(Address of principal executive offices)

(508) 357-2221

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement.

Evergreen Solar, Inc. (the “Company”) entered into an amendment to its master supply agreement, originally entered into on June 18, 2008, with Wagner & Co Solartechnik GmbH (“Wagner”), on June 9, 2011, upon receipt of the executed amendment from Wagner. As previously disclosed, the Company began negotiating modifications to this supply agreement with Wagner as a result of the shutdown of the Company’s Devens, Massachusetts facility and in light of deteriorating solar module selling prices. These changes are also an important step towards allowing the Company to focus on its previously disclosed strategy to develop and market an industry standard sized wafer using its proprietary, low-cost silicon wafer manufacturing technology.

Pursuant to the amendment, the supply agreement, which provides the general terms and conditions for sales of the Company’s solar modules to Wagner, was amended to decrease Wagner’s mandatory purchase requirements for 2011 from 35 MWp to 11.5 MWp and for 2012 from 50 MWp to 0 MWp. Wagner still expects to purchase 25 MWp of solar modules from the Company in 2012 but neither Wagner nor the Company is committed to any purchases or sales after 2011. Pricing for sales under the supply agreement continues to be determined on an ad hoc basis despite the terms of the supply agreement which originally contemplated fixed prices for products during different periods covered by the agreement.

The foregoing description of the amendment to the Wagner supply agreement is qualified in its entirety by reference to a copy of the amendment which is filed as an exhibit to this report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

No.	Description

10.1	Amendment entered into on June 9, 2011 to the Master Supply Agreement between the Company and Wagner & Co Solartechnik GmbH, dated June 18, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evergreen Solar, Inc.

By:	/s/ Christian M. Ehrbar
Name:	Christian M. Ehrbar
Title:	Vice President, General Counsel and Corporate Secretary

Dated: June 13, 2011